Digital Power Reports Financial Results for the
Third Quarter Ended September 30, 2006

FREMONT, Calif., November 15, 2006, Digital Power Corporation (Amex: DPW - News) (herein "Digital Power") announced today its financial results for the third quarter ended September 30, 2006. Digital Power reported revenue of $3,404,000 for the third quarter, an increase of 14.7% from $2,969,000 for the same quarter last year. An operating profit of $77,000 for the third quarter of 2006 was reported, compared to an operating profit of $111,000 for the same quarter last year. Digital Power reported a net profit of $75,000 for the three months ended September 30, 2006, compared to a net profit of $112,000 for the three months ended September 30, 2005.

Revenue for the nine months ended September 30, 2006, was $9,445,000, a 31.4% increase from revenue of $7,187,000 for the nine months ended September 30, 2005. Net income for the nine months ended September 30, 2006, was $129,000, compared to a net loss of $160,000 for the same period in 2005.

Commenting on the results, President and CEO Jonathan Wax, stated:
"This marks the fifth straight quarter of profitability for Digital Power. Our operating profit was $77,000 for the third quarter, compared to a $28,000 operating profit for the second quarter of 2006. Included within the third quarter data was an $82,000 reserve for bad debt associated with payment default from one customer. In addition, we showed significant improvements in our balance sheet as to our cash position, which rose to approximately $2,020,000 in the third quarter of 2006 as compared to approximately $1,428,000 in the same quarter of 2005. Our equity positions also increased, to approximately $3,368,000 in the third quarter of 2006 compared to approximately $2,461,000 in the same quarter of 2005. Our inventory levels decreased by approximately $453,000 compared to the same quarter of last year. In addition, our gross margins improved to 26.7 % for the third quarter compared to 25.8% in the second quarter of 2006. The increase in gross margins is mainly a result of the product mix and stabilization with our supply base in relation to implementation of the RoHs (lead free) initiatives, which were required for most product lines by July l, 2006."

Digital Power designs, develops, manufactures, markets, sells, and distributes switching power supplies to industrial, telecommunication, data communication, medical, and military industries. Digital Power's headquarters are located at 41920 Christy Street, Fremont, California, 94538-3158; phone number 510-657-2635.

The foregoing contains forward-looking statements, which are subject to contingencies and uncertainties, which are set forth in Digital Power's Form 10-KSB and other filings with the Securities and Exchange Commission. Such forward-looking statements are not guarantees of future performance and are based upon assumptions about future conditions that could prove to be inaccurate including, but not limited to, that the Company will be able to lower its production costs and market conditions are improving in Digital Power's industry. Actual events, transactions, and results may differ materially from anticipated events, transactions or results described in such statements.


Digital Power Corporation

    Financial Data
    (In thousands except for per share amounts)

                                      Three months              Nine months

                                 Ended September 30,        Ended September 30,
    Statement of Operations Data   2006     2005             2006        2005

    Revenues                        $3,404   $2,969        $9,445       $7,187
    Operating profit (loss)             77      111           143         (73)
    Net profit (loss)                   75      112           129        (160)

    Basic net income (loss)
      Per share                     $0.011    $0.02        $0.020      $(0.03)
    Diluted net income (loss)
      Per share                     $0.011    $0.02        $0.019      $(0.03)


                                   As of September 30,
    Balance Sheet Data              2006         2005

    Working capital                 $3,200     $2,252
    Total assets                     6,267      5,704
    Shareholders' equity             3,368      2,461